Exhibit 99.1

PHARSIGHT CORPORATION ANNOUNCES RECEIPT OF
NASDAQ DELISTING NOTICE

MOUNTAIN VIEW, Calif., November 4, 2002 — Pharsight Corporation (Nasdaq: PHST), a leading provider of science and information technology-based solutions to accelerate clinical drug development, announced today that it has received notification from The Nasdaq Stock Market, Inc. indicating that the company’s common stock had not maintained a minimum bid price per share of $1.00, as required by Nasdaq Marketplace Rule 4450(a)(5), over 30 consecutive trading days, and had not regained compliance during the 90 days provided under Nasdaq Marketplace Rule 4450(e)(2).

As a result of the company’s inability to regain compliance in accordance with Nasdaq Marketplace Rule 4450(e)(2), Nasdaq notified the company that its securities would be delisted from The Nasdaq National Market at the opening of business on November 8, 2002.

Pharsight Corporation also stated that it does not intend to request review of Nasdaq’s delisting decision as permitted by Nasdaq’s rules.

About Pharsight Corporation

Pharsight Corporation develops and markets software and services that help pharmaceutical and biotechnology companies improve their decision-making in drug development and commercialization. By integrating scientific, clinical and business decision criteria into a dynamic, model-based methodology, Pharsight helps its customers optimize the value of their drug development programs and portfolios from discovery to post-launch marketing and any point in between. Pharsight uses computer-based drug-disease models, dynamic predictive market models, clinical trial simulation and advanced valuation models to create a continuously evolving view of its customers’ development efforts and product portfolios. This enables decision makers to make explicit value-driven trade-offs throughout the development and commercialization process. Pharsight Corporation is headquartered in Mountain View, California. Information about Pharsight is available on the World Wide Web at http://www.pharsight.com.